As filed with the Securities and Exchange Commission on May 16, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BIOSCRIP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	05-0489664 (I.R.S. Employer Identification No.)

100 Clearbrook Road Elmsford, NY 10523 (Address of Principal Executive Offices)	10523 (Zip Code)

Restricted Stock Grant Agreements
Stock Option Agreements
BioScrip, Inc. 2008 Equity Incentive Plan
(Full Title of the Plan)

Barry A. Posner
General Counsel
BioScrip, Inc.
100 Clearbrook Road
Elmsford, NY 10523
(Name and Address of Agent for Service)

(914) 460-1600
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering	Aggregate	Amount of
to be Registered	Registered (1)(2)	Price Per Share (3)	Offering Price (3)	Registration Fee (3)
Common Stock, par value $0.0001 per share	3,370,000	$3.95	$13,311,500	$523.14
Common Stock, par value $0.0001 per share	210,339 (4)	$3.95	$830,840	$32.65
Total				$555.79

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)	Includes the associated Series A Junior Participating Preferred Stock purchase rights.

(3)	Estimated pursuant to Rule 457(h) under the Securities Act for the purpose of determining the registration fee, based upon the average of the high and low prices on May 14, 2008.

(4)	Represents 160,339 shares of restricted common stock issued pursuant to certain restricted stock awards and 50,000 shares of common stock issuable upon the exercise of certain stock options, all of which were issued as an inducement material to such persons entering into employment with the registrant.

EXPLANATORY NOTE
This Registration Statement contains two parts. The first part contains a resale prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3, which covers reoffers and resales of “restricted securities” and/or “control securities” upon the vesting of restricted stock grants and the exercise of stock options granted by the registrant to employees outside of the registrants’ stock option plans. The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information
Upon written or oral request by a participant in the 2008 Equity Incentive Plan, the Registrant will provide any of the documents incorporated by reference into the Section 10(a) prospectus, which documents are incorporated by reference into the Section 10(a) prospectus, and any document required to be delivered to the participants pursuant to Rule 428(b), in each case without charge, by contacting:
BioScrip, Inc.
100 Clearbrook Road
Elmsford, NY 10523
Attention: General Counsel
(914) 460-1600

Resale Prospectus
210,339 shares of Common Stock
BioScrip, Inc.
This prospectus relates to the offer and sale from time to time of up to 210,339 shares (the “Shares”) of our common stock by the selling stockholders named in this prospectus. The Shares include 160,339 shares of our restricted common stock issued pursuant to certain restricted stock award agreements and 50,000 shares of our common stock underlying stock options issuable pursuant to certain stock option agreements. The selling stockholders may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at other negotiated prices. A selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders.
All costs, expenses and fees in connection with the registration of the Shares will be borne by us. Brokerage commissions and other selling expenses, if any, will be borne by the selling stockholders. See “Use of Proceeds and Plan of Distribution.”
Our common stock is traded on the Nasdaq Global Market under the symbol “BIOS.” On May 12, 2008, the closing price for our common stock was $3.79 per share.
INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is May 16, 2008.

The Company	1

Risk Factors	2

Cautionary Statement Regarding Forward-Looking Statements	6

The Selling Stockholders	7

Use of Proceeds and Plan of Distribution	8

Legal Matters	9

Experts	9

Where You Can Find More Information	9

Incorporation of Certain Documents By Reference	10
Preliminary Note
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

The Company
We are a specialty pharmaceutical healthcare organization that partners with patients, physicians, healthcare payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex healthcare conditions.
Our specialty pharmaceutical services (“Specialty Services”) include the comprehensive support, dispensing and distribution, patient care management, data reporting as well as a range of other complex management services for certain medications. These medications include orals, injectables and infusibles used to treat patients living with chronic health conditions and are provided in various capacities to patients, physicians, healthcare payors and pharmaceutical manufacturers. Our pharmacy benefit management (“PBM”) services include pharmacy network management, claims processing, benefit design, drug utilization review, formulary management and traditional mail order pharmacy fulfillment. These services are reported under two operating segments: (i) Specialty Services; and (ii) PBM and Mail Services (collectively, “PBM Services”).
Specialty Services and PBM Services revenues are derived from our relationships with healthcare payors including managed care organizations, government-funded and/or operated programs, pharmaceutical manufacturers, patients and physicians as well as a variety of third party payors, including third party administrators (“TPAs”) and self-funded employer groups (collectively “Plan Sponsors”).
Our Specialty Services are marketed and/or sold primarily to healthcare payors, pharmaceutical manufacturers, physicians, and patients, and target certain specialty medications that are used to treat patients living with chronic health conditions. These services include the distribution of biotech and other high cost injectable, oral and infusible prescription medications and the provision of therapy management services.
Our PBM Services are marketed to healthcare payors including employer groups and TPAs and are designed to promote a broad range of cost-effective, clinically appropriate pharmacy benefit management services through our national PBM retail network and our own mail service distribution facility. We also administer prescription discount card programs on behalf of commercial Plan Sponsors, most typically TPAs. Under such programs we derive revenue on a per claim basis from the dispensing network pharmacy.
Over the past several years our strategic growth has been focused on building our Specialty Services. Consequently, Specialty Services revenues have grown to more than 80% of our total revenue.
Our principal executive offices are located at 100 Clearbrook Road, Elmsford, NY 10523, and our telephone number is (914) 460-1600. Our website is www.bioscrip.com. The information on our website is not part of this prospectus.

Risk Factors
An investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes, before deciding to invest in our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations. In that event(s), the market price of the offered securities could decline and you could lose all or part of the money you paid to buy our common stock.
Competition in the pharmaceutical healthcare services industry could reduce profit margins.
The pharmaceutical healthcare services industry is very competitive. Our competitors include large and well-established companies that may have greater financial, marketing and technological resources than we do.
The specialty pharmacy industry is highly competitive. Some of our competitors are under common control with, or ownership by, pharmaceutical wholesalers and distributors, pharmacy benefit managers or retail pharmacy chains and may be better positioned with respect to the cost-effective distribution of pharmaceuticals. In addition, some of our competitors may have secured long-term supply or distribution arrangements for prescription pharmaceuticals necessary to treat certain chronic disease states on price terms substantially more favorable than the terms currently available to us. As a result of such advantageous pricing, we may be less price competitive than some of these competitors with respect to certain pharmaceutical products. Our competitive position could also be adversely affected by any inability to obtain access to new biotech pharmaceutical products.
Over the last several years competition in the marketplace has caused many PBMs, including us, to reduce the prices charged to clients for core services and share a larger portion of the formulary fees and rebates received from pharmaceutical manufacturers with clients. This combination of lower pricing and increased rebate sharing, as well as increased demand for enhanced service offerings and higher service levels, have put pressure on operating margins. In addition, some of our larger competitors may offer services and pricing terms that we may not be able to offer. This competition may make it more difficult to maintain existing customers and attract new customers and may cause us to face the risk of declining reimbursement levels without achieving corresponding reductions in costs of revenues. Competition may also come from other sources in the future. As a result, we may not continue to remain competitive in the PBM marketplace, and competition could have an adverse effect on our business and financial results.
Changes in industry pricing benchmarks could adversely affect our financial performance.
Contracts in the prescription drug industry, including our contracts with our retail pharmacy networks and our PBM and specialty pharmacy clients, generally use certain published benchmarks to establish pricing for prescription medications. These benchmarks include Average Wholesale Price (“AWP”), wholesale acquisition cost and average manufacturer price. Most of our commercial contracts utilize the AWP benchmark.
In 2006, First DataBank, a leading provider of electronic drug information to the healthcare industry, entered into a proposed settlement to address certain practices regarding the establishment of the benchmark AWP for medications. While the court recently denied without prejudice final approval of the proposed settlement, if the proposed settlement, or one including similar provisions, is ultimately approved, it may have industry-wide impact on prescription pricing. We generally utilize Medi-Span for determining AWP; in 2007, Medi-Span entered into a proposed settlement agreement similar to that agreed to by First DataBank. We are paid by many Health Plans and PBMs as a mail order and specialty pharmacy using AWP as reported by First DataBank. Most of our provider and payor agreements contain provisions that allow us to manage the impact of this proposed settlement if ratified as is or modified by the parties or the court. At this time we are unable to determine whether changes to AWP pricing methodology or the First DataBank and Medi-Span AWP settlements would have a material adverse effect on us or our financial condition or prospects.

Most of our provider and payor agreements contain provisions that allow us to manage the impact of this proposed settlement, if ratified as is or modified by the parties or the court. However, we can give no assurance that the short or long-term impact of changes to industry pricing benchmarks will not have a material adverse effect on our financial performance, results of operations and financial condition in future periods.
Client demands for enhanced service levels or possible loss or unfavorable modification of contracts with clients or providers could pressure margins.
As our clients face the continued rapid growth in prescription drug costs, they may demand additional services and enhanced service levels to help mitigate the increase in spending. We operate in a very competitive environment, and we may not be able to increase our fees to compensate for these increased services, which could put pressure on our margins.
Our contracts with clients generally do not have terms longer than three years and, in some cases, may be terminated by the client on relatively short notice. Our clients generally seek bids from other PBM or specialty providers in advance of the expiration of their contracts. If several of these clients elect not to extend their relationship with us, and we are not successful in generating sales to replace the lost business, our future business and operating results could be materially adversely affected. In addition, we believe the managed care industry is undergoing substantial consolidation, and another party that is not our client could acquire some of our managed care clients. In such case, the likelihood such client would renew its contract with us could be reduced.
More than 58,000 retail pharmacies, which represent more than 98% of all United States retail pharmacies, participate in our PBM pharmacy network. The top ten retail pharmacy chains represent approximately 48% of the total number of stores and over 60% of prescriptions filled in our network. Our contracts with retail pharmacies, which are non-exclusive, are generally terminable on relatively short notice. If one or more of the top pharmacy chains elects to terminate its relationship with us, our members’ access to retail pharmacies and our business could be materially adversely affected. In addition, many large pharmacy chains either own PBMs today, or could attempt to acquire a PBM in the future. Ownership of PBMs by retail pharmacy chains could have material adverse effects on our relationships with such pharmacy chains and on our consolidated results of operations, consolidated financial position and/or consolidated cash flow from operations.
Pending and future litigation could subject us to significant monetary damages and/or require us to change our business practices.
We are subject to risks relating to litigation and other proceedings in connection with our operations, including the dispensing of pharmaceutical products by our mail service and community pharmacies. A list of the more material proceedings pending against us is included under Part I, Item 3, “Legal Proceedings” to the Annual Report on Form 10-K for the year ended December 31, 2007, incorporated by reference herein. While we believe that these suits are without merit and intend to contest them vigorously, we can give no assurance that an adverse outcome in one or more of these suits would not have a material adverse effect on our consolidated results of operations, consolidated financial position and/or consolidated cash flow from operations, or would not require us to make material changes to our business practices. We are presently responding to several subpoenas and requests for information from governmental agencies. We confirmed that BioScrip is not a target or a potential subject of those investigations and requests. We cannot predict with certainty what the outcome of any of the foregoing might be. In addition to potential monetary liability arising from these suits and proceedings, we are incurring costs in the defense of the suits and in providing documents to government agencies. Certain of the costs are covered by our insurance, but certain other costs are not insured. Such costs have become material to our financial performances and we can give no assurance that such costs will not increase in the future.
We may be subject to liability claims for damages and other expenses that are not covered by insurance.
A successful product or professional liability claim in excess of our insurance coverage could harm our financial condition and results of operations. Various aspects of our business may subject us to litigation and liability for damages, including the performance of PBM Services and the operation of our pharmacies. A successful professional liability claim in excess of our insurance coverage could harm our financial condition and results of operations. For example, a prescription drug dispensing error could result in a patient receiving the wrong or incorrect amount of medication, leading to personal injury or death. Our business, financial condition and results of operations could suffer if we pay damages or defense costs in connection with a claim that is outside the scope of any applicable contractual indemnity or insurance coverage.
Existing and new government legislative and regulatory action could adversely affect our business and financial results.
As a participant in the pharmaceutical healthcare services industry, our operations are subject to complex and evolving Federal and state laws and regulations and enforcement by Federal and state governmental agencies. These laws and regulations are described in detail at Part I, Item 1, “Business — Government Regulation” of our Annual Report on Form 10-K for the year ended December 31, 2007, incorporated by reference herein. While we believe we are operating our business in substantial compliance with all existing legal requirements material to the operation of our business, different interpretations and enforcement policies of these laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make significant changes to our operations. In addition, if we fail to comply with existing or future applicable laws and regulations, we could suffer civil or criminal penalties, including our ability to participate in Federal and state healthcare programs. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or assure that we will be able to obtain or maintain the regulatory approvals required to operate our business.
In addition, under the Deficit Reduction Act of 2006, additional Federal government matching of state Medicaid funding was provided for states that commit resources to additional auditing of Medicaid and Medicare fraud. This initiative has led to increased auditing activities by state healthcare regulators. As such, we have been the subject of increased audits by these state regulators. While we believe that we are in compliance with Medicaid and Medicare billing rules and requirements, there can be no assurance that regulators disagree with the methodology employed by us in billing for our products and services. While we believe that we are in material and substantial compliance with the billing rules and requirements of Medicaid and Medicare, a material disagreement between us and these governmental agencies on the manner in which we provide products or services could have a material adverse effect on our business, operations, financial position and results of operations.
Loss of relationships with one or more pharmaceutical manufacturers and changes in payments made by pharmaceutical manufacturers could adversely affect our business and financial results.
We have contractual relationships with pharmaceutical manufacturers that provide discounts on drugs dispensed from our mail service and community pharmacies, and pay service fees for other programs and services that we provide. Our business and financial results could be adversely affected if: (i) we were to lose relationships with one or more key pharmaceutical manufacturers; (ii) discounts decline due to changes in utilization of specified pharmaceutical products by health Plan Sponsors and other clients; (iii) legal restrictions are imposed on the ability of pharmaceutical manufacturers to offer rebates, administrative fees or other discounts or to purchase our programs or services; or (iv) pharmaceutical manufacturers choose not to offer rebates, administrative fees or other discounts or to purchase our programs or services.
Failure to develop new products, services and delivery channels may adversely affect our business.
We operate in a highly competitive environment. We develop new products and services from time to time to assist our clients in managing the pharmacy benefit. If we are unsuccessful in developing innovative products and services, our ability to attract new clients and retain existing clients may suffer.
Technology is also an important component of our business, as we continue to utilize new and better channels to communicate and interact with our clients, members and business partners. If our competitors are more successful than us in employing this technology, our ability to attract new clients, retain existing clients and operate efficiently may suffer.

The success of our business depends on maintaining a well-secured business and technology infrastructure.
We are dependent on our infrastructure, including our information systems, for many aspects of our business operations. A fundamental requirement for our business is the secure storage and transmission of personal health information and other confidential data. Our business and operations may be harmed if we do not maintain our business processes and information systems, and the integrity of our confidential information. Although we have developed systems and processes that are designed to protect information against security breaches, failure to protect such information or mitigate any such breaches may adversely affect our operating results. Malfunctions in our business processes, breaches of our information systems or the failure to maintain effective and up-to-date information systems could disrupt our business operations, result in customer and member disputes, damage our reputation, expose us to risk of loss or litigation, result in regulatory violations, increase administrative expenses or lead to other adverse consequences.
The use of personal health information in our business is regulated at Federal, state and local levels. These laws and rules change frequently and developments often require adjustments or modifications to our technology infrastructure. Noncompliance with these regulations could harm our business, financial condition and results of operations.
Problems in the implementation and conversion of our new pharmacy system could result in additional expense.
The Company has committed significant resources in a new pharmacy dispensing, clinical management and accounts receivable management system designed to streamline our business processes, provide improved data reporting, data management, scalability and cash posting and billing and collections. Delays in the implementation of this system could result in higher operating costs, additional charges for system design changes or delays in the execution of our strategic plan due to our inability to scale our current operating systems.
Our failure to maintain controls and processes over billing and collecting could have a significant negative impact on our results of operations and financial condition.
The collection of accounts receivable is a significant challenge and requires constant focus and involvement by management and ongoing enhancements to information systems and billing center operating procedures. If we are unable to properly bill and collect our accounts receivable, our results could be materially and adversely affected. While management believes that controls and processes are satisfactory there can be no assurance that accounts receivable collectibility will remain at current levels.
Efforts to reduce healthcare costs and alter health care financing practices could adversely affect our business.
During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation at both the Federal and state levels. Certain proposals have been made at the Federal and state government levels in an effort to control healthcare costs, including lowering reimbursement and/or proposing to lower reimbursement under Medicaid and Medicare programs. These proposals include “single payor” government funded healthcare and price controls on prescription drugs. If these or similar efforts are successful our business and operations could be materially adversely affected. In addition, changing political, economic and regulatory influences may affect healthcare financing and reimbursement practices. If the current healthcare financing and reimbursement system changes significantly, our business could be materially adversely affected. Congress periodically considers proposals to reform the U.S. healthcare system. These proposals may increase government involvement in healthcare and regulation of PBM services, or otherwise change the way our clients do business. Health Plan Sponsors may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that we provide. We cannot predict what effect, if any, these proposals may have on our business. Other legislative or market-driven changes in the healthcare system that we cannot anticipate could also materially adversely affect our consolidated results of operations, consolidated financial position and/or consolidated cash flow from operations.

Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, when products are withdrawn from the market or when increased safety risk profiles of specific drugs result in utilization decreases.
We process significant volumes of pharmacy claims for brand-name and generic drugs from our mail service and community pharmacies and through our network of retail pharmacies. These volumes are the basis for our net revenues and profitability. When products are withdrawn by manufacturers, or when increased safety risk profiles of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or reduce the numbers of prescriptions written for these drugs. Additionally, negative media reports regarding drugs with higher safety risk profiles may result in reduced consumer demand for such drugs. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, our prescription volumes, net revenues, profitability and cash flows may decline.
The loss of a relationship with one or more Plan Sponsors could negatively impact our business.
Where we do not have preferred or exclusive arrangements with Plan Sponsors, our contracts for reimbursement with Plan Sponsors are often on a perpetual or “evergreen” basis. These evergreen contracts are subject to termination by a Plan Sponsor upon 30, 60 or 90 days notice. Depending on the significance of the Plan Sponsor or Plan Sponsors in the aggregate as a percentage of revenue, one or more terminations could have a material and adverse effect on our results of operations and financial performance. We are unaware of any intention by a Plan Sponsor to terminate or not renew an agreement with us.
Network lock-outs by health insurers could adversely affect our financial results.
Many Plan Sponsors and PBMs continue to create exclusive specialty networks which limit a member’s access to a mail service facility or network of preferred pharmacies. To the extent our pharmacies are excluded from these networks, we are unable to dispense medications to those members and bill for prescriptions to those members insurance carriers. If these specialty networks continue to expand and we are locked out from dispensing specialty medications to members of exclusive networks, our revenues, financial condition and results of operations could be adversely affected.
Cautionary Statement Regarding Forward-Looking Statements
This prospectus and our documents filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference in this prospectus include or may contain certain forward-looking statements. The words “may,” “will,” “expect,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend,” and similar expressions used in this prospectus are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the caption “Risk Factors” below that we believe could cause actual results or events to differ materially from the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint venture or investments we may make.
All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

The Selling Stockholders
The selling stockholders may sell up to 210,339 shares of our common stock pursuant to this prospectus consisting of 160,339 shares of our restricted common stock issued pursuant to certain restricted stock awards and 50,000 shares of our common stock underlying stock options issuable pursuant to certain stock options all of which were issued in reliance on NASDAQ Marketplace Rule Section 4350(i)(iv) as issuances to persons who had not previously been an employee or director of ours as an inducement material to such persons entering into employment with us. The following table sets forth certain information known to us concerning each of the selling stockholders. The shares are being registered to permit the selling stockholders to offer the shares for resale from time to time. See “Plan of Distribution.”

		Number of			Number of
		Shares		Number of	Shares		Percentage of
		Beneficially		Shares to be	Beneficially		Common Stock
		Owned Prior		Offered by	Owned After		Owned After
		to the		Selling	Completion of		Completion of
Name of Seller	Relationship to Company	Offering(1)		Stockholders	the Offering (2)		the Offering(1)
George Breznicki	Executive Director, Mail Operations	16,968	(3)	4,093	12,875	(3)	*

James M. Daddio	Sales Director	23,500	(4)	23,500	—	(4)	*

Richard T. Goldsby	Director of IT Operations	33,575	(5)	32,000	1,575	(5)	*

Sandra M. Johnson	Sales Director	23,500	(6)	23,500	—	(6)	*

Phillip J. Keller	Vice President, Finance	83,545	(7)	34,966	48,579	(7)	*

Douglas A. Lee	Chief Information Officer	70,734	(8)	32,817	37,917	(8)	*

Thomas Ordemann	Vice President, Community Pharmacy Operations	46,063	(9)	25,813	20,250	(9)	*

Stanley G. Rosenbaum	Executive Vice President and Chief Financial Officer	270,289	(10)	33,650	236,639	(10)	*

*	Less than 1%

(1)	Shares deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days after May 1, 2008 upon the exercise of an option to purchase shares of Common Stock are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(2)	Assumes all the shares offered hereby are sold to persons who are not affiliates of the selling stockholders and the selling stockholders sell no other shares they beneficially own.

(3)	Does not include 29,687 shares subject to the unvested portion of options held by Mr. Breznicki.

(4)	Does not include 15,000 shares subject to the unvested portion of options held by Mr. Daddio.

(5)	Does not include 23,931 shares subject to the unvested portion of options held by Mr. Goldsby.

(6)	Does not include 15,000 shares subject to the unvested portion of options held by Ms. Johnson.

(7)	Includes 28,329 shares issuable upon exercise of the vested portion of options held by Mr. Keller. Does not include 107,282 shares subject to the unvested portion of options held by Mr. Keller.

(8)	Includes 26,667 shares issuable upon exercise of the vested portion of options held by Mr. Lee. Does not include 78,645 shares subject to the unvested portion of options held by Mr. Lee.

(9)	Does not include 130,625 shares subject to the unvested portion of options held by Mr. Ordemann.

(10)	Includes 56,658 shares issuable upon exercise of the vested portion of options held by Mr. Rosenbaum. Does not include 183,626 shares subject to the unvested portion of options held by Mr. Rosenbaum.

Use of Proceeds and Plan of Distribution
We will not receive any of the proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of common stock to be made directly or through agents.
The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in over-the-counter distribution in accordance with the rules of the Nasdaq Global Select Market;

•	in privately negotiated transactions;

•	in options transactions; or

•	in a combination of such transactions.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
Legal Matters
Barry A. Posner, the Company’s Executive Vice President and General Counsel, has passed upon certain legal matters in connection with the registration of the common stock offered hereby, including the validity of the common stock offered hereby. As of the date hereof, Mr. Posner owns an aggregate of 124,177 shares of Common Stock and options to purchase 431,178 shares of Common Stock and participates in the 2008 Equity Incentive Plan.
Experts
The consolidated financial statements of BioScrip Inc. appearing in BioScrip Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of BioScrip Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Where You Can Find More Information
We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Endeavour maintains an Internet site at www.endeavourcorp.com.
We have filed a registration statement with the SEC on Form S-8 under the Securities Act of 1933 (the “Securities Act”) with respect to the shares of common stock offered by the selling stockholders hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. You may refer to the registration statement and the exhibits thereto for more information about our common stock and us. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is herby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.
Incorporation of Certain Documents By Reference
We are incorporating by reference in this prospectus information we file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to item 9.01) of any Current Report on Form 8-K), which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:
     (a) Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 7, 2008.
     (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 6, 2008.
     (c) Our Current Reports on Form 8-K filed with the SEC on January 25, 2008 and March 7, 2008; and
     (d) The description of our common stock contained in our registration statement on Form 8-A/A dated December 4, 2002 and Form 8-A/A dated December 14, 2006.
     You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:
BioScrip, Inc.
100 Clearbrook Road
Elmsford, NY 10523
(914) 460-1600
Attention: General Counsel

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We are subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The following documents that we heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:
     (a) Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 7, 2008.
     (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 6, 2008.
     (c) Our Current Reports on Form 8-K filed with the SEC on January 25, 2008 and March 7, 2008; and
     (d) The description of our common stock contained in our registration statement on Form 8-A/A dated December 4, 2002 and Form 8-A/A dated December 14, 2006.
     All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Barry A. Posner, the Company’s Executive Vice President and General Counsel, has passed upon certain legal matters in connection with the registration of the common stock offered hereby, including the validity of the common stock offered hereby. As of the date hereof, Mr. Posner owns an aggregate of 124,177 shares of Common Stock and options to purchase 431,178 shares of Common Stock and participates in the 2008 Equity Incentive Plan.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to some statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or (d) for any transaction from which the director derived an improper personal benefit. Our Second Amended and Restated Certificate of Incorporation provides that our directors shall not be liable to the company or its stockholders for breach of fiduciary duty as a director, except for liability arising out of clauses (a) through (d) in the preceding paragraph. The Second Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws further provide that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL.
     In addition, we maintain director and officer liability insurance policies. under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers, which could include liabilities under the Securities Act or the Exchange Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of this registration statement:

Exhibit No.	Exhibit

4.1
Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 17, 2005, SEC Accession No. 0000950123-05-003294).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 16, 2007, SEC Accession no. 0000950123-07-007569).

4.3
Amended and Restated Rights Agreement, dated as of December 3, 2002 between the Company and American Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.2 to the Post-Effective Amendment No. 3 to the Company’s form 8-A/A dated December 4, 2002).

4.6
First Amendment, dated December 13, 2006, to the Amended and Restated Rights Agreement, dated as of December 3, 2002 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on December 14, 2006, SEC Accession No. 0000950123-06-0155184).

5.1	Opinion of Barry A. Posner

Exhibit No.	Exhibit

23.1	Consent of Ernst & Young LLP

23.2	Consent of Barry A. Posner (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1	BioScrip, Inc. 2008 Equity Incentive Plan

99.2	Form of Stock Option Agreement under the 2008 Equity Incentive Plan

99.3	Form of Restricted Stock Grant Certificate under the 2008 Equity Incentive Plan
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Elmsford, New York, on the 16th day of May, 2008.

BIOSCRIP, INC.
By:	/s/ Barry A. Posner
Barry A. Posner,
Executive Vice President and General Counsel

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard H. Friedman and Barry A. Posner, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 16th day of May 2008.

/s/ Richard H. Friedman	Chairman of the Board and
Richard H. Friedman	Chief Executive Officer (Principal Executive Officer)

/s/ Stanley G. Rosenbaum	(Principal Financial Officer and
Stanley G. Rosenbaum	Principal Accounting Officer)

/s/ Patricia A. Bogusz	Controller
Patricia A. Bogusz

/s/ Charlotte W. Collins	Director
Charlotte W. Collins

/s/ Louis T. DiFazio	Director
Louis T. DiFazio

/s/ Myron Z. Holubiak	Director
Myron Z. Holubiak

/s/ David R. Hubers	Director
David R. Hubers

/s/ Richard L. Robbins	Director
Richard L. Robbins

/s/ Stuart A. Samuels	Director
Stuart A. Samuels

/s/ Steven K. Schelhammer	Director
Steven K. Schelhammer

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1
Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 17, 2005, SEC Accession No. 0000950123-05-003294).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 16, 2007, SEC Accession no. 0000950123-07-007569).

4.3
Amended and Restated Rights Agreement, dated as of December 3, 2002 between the Company and American Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.2 to the Post-Effective Amendment No. 3 to the Company’s form 8-A/A dated December 4, 2002).

4.6
First Amendment, dated December 13, 2006, to the Amended and Restated Rights Agreement, dated as of December 3, 2002 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on December 14, 2006, SEC Accession No. 0000950123-06-0155184).

5.1	Opinion of Barry A. Posner

23.1	Consent of Ernst & Young LLP

23.2	Consent of Barry A. Posner (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1	BioScrip, Inc. 2008 Equity Incentive Plan

99.2	Form of Stock Option Agreement under the 2008 Equity Incentive Plan

99.3	Form of Restricted Stock Grant Certificate under the 2008 Equity Incentive Plan